[GRAPHIC OMITTED] NVB
                              NORTH VALLEY BANCORP


North Valley Bancorp Declares Cash Dividend

February 28, 2005 - REDDING, CA.--(MARKETWIRE) - The Board of Directors of North Valley Bancorp (Nasdaq:NOVB), has declared a cash dividend of $0.10 (ten cents) per common share. The dividend is payable on April 1, 2005 to holders of record at the close of business on March 16, 2005.

         North Valley Bancorp is a multi-bank holding company headquartered in Redding, California. North Valley Bank ("NVB") operates thirteen commercial banking offices in Shasta and Trinity Counties in Northern California including two in-store supermarket branches and a Business Banking Center. Yolo Community Bank ("YCB") operates three commercial banking offices in Yolo, Solano, and Placer Counties in Northern California. Six Rivers Bank, a division of NVB, operates seven commercial banking offices in Humboldt, Del Norte, and Mendocino Counties. North Valley Bancorp, through its subsidiary banks, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, NVB and YCB engage in a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans and installment loans through the Dealer Finance Division. NVB has SBA Preferred Lender status and provides investment services to its customers through an affiliated relationship. Visit the Company's website address at www.novb.com.

For further information contact:
Michael J. Cushman                           Edward J. Czajka
President & Chief Executive Officer          Executive Vice President & Chief
(530) 226-2900    Fax: (530) 221-4877          Financial Officer